Exhibit 16.3

July 28, 2015

Securities and Exchange Commission

450 5th Street N.W.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.02 of Form 8-K for the event that occurred on July 21, 2015, to be filed by our former client, Stratex Oil & Gas Holdings, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Mantyla McReynolds, LLC